Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104 USA

News Release	+1 (215) 299-6000
fmc.com

For Release: Immediate	Media Contact: Kaitlin O'Shaughnessy
+1 (215) 299-6405
Kaitlin.OShaughnessy@fmc.com
Investor Contact: Curt Brooks
+1 (215) 299-6137
Curt.Brooks@fmc.com

FMC Corporation announces election of Anthony DiSilvestro to Board of Directors
PHILADELPHIA, December 12, 2024 – FMC Corporation (NYSE: FMC), a leading global agricultural sciences company, today announced the election of Anthony DiSilvestro to the company's Board of Directors, effective December 12, 2024. DiSilvestro will serve on the Audit and Compensation and Human Capital Committees.
DiSilvestro brings more than 40 years of broad financial experience in multi-billion dollar companies to FMC's Board. He currently serves as the chief financial officer of Mattel Inc., where he has been instrumental in the successful financial turnaround of the company. Prior to Mattel, DiSilvestro held various senior leadership positions at Campbell Soup Company, including Senior Vice President and Chief Financial Officer, where he played a key role in the successful defense of an activist-led proxy contest and led significant cost reduction and divestiture programs.
“We are pleased to welcome Anthony to the FMC Board of Directors,” said Pierre Brondeau, FMC chairman and chief executive officer. “His extensive experience in leading large transformations, developing and executing corporate strategies, and collaborating with executive leadership teams will be invaluable to FMC. We look forward to benefiting from his expertise and insights.”
DiSilvestro expressed his enthusiasm for joining FMC's Board, stating, “I am honored to join the Board of Directors of FMC Corporation, a company with a strong commitment to innovation and sustainability. I look forward to working with the Board and management team to contribute to FMC's continued success and value creation for all stakeholders.”

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About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. With approximately 5,800 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.